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Exhibit 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-00175, 33-16187, 33-00176, 2-76657, 2-91931, 33-16188, 33-38361, 2-40012, 2-87193, 2-61721, 2-89418, 33-38360, 33-38361, 33-52760, 33-52758, 33-52756, 33-52762, 333-16113, 333-56119, 333-56752, 333-62759, 333-68566, 333-100436, 333-104066 and 333-104067 and Forms S-3 Nos. 333-46329 and 333-108626), of Keane, Inc. and in the related Prospectuses of our report dated February 6, 2004, except for Note 17, as to which the date is February 27, 2004, with respect to the consolidated financial statements of Keane, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

                      /s/ Ernst and Young LLP

Boston, Massachusetts
March 9, 2004

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Consent of Independent Auditors